Exhibit 21.1

List of Subsidiaries

Roth CH Acquisition V Co., a Delaware corporation

•	Roth CH V Holdings, Inc., a Nevada corporation

o	None

•	Roth CH V Merger Sub Corp, a Delaware corporation

o	None

New Era Helium Corp., a Nevada corporation

•	Solis Partners, LLC, a Texas limited liability company

o	None

•	NEH Midstream LLC, a Texas limited liability company

o	None